UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2007

STERIS Corporation

(Exact name of registrant as specified in its charter)

Ohio	1-14643	34-1482024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5960 Heisley Road, Mentor, Ohio	44060-1834
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (440) 354-2600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2007, the Board of Directors of STERIS Corporation (the “Company”) announced that they had appointed Walter M. Rosebrough, Jr., as President and Chief Executive Officer of the Company, effective on October 1, 2007 (the “Effective Date”). The Board of Directors of the Company also appointed Mr. Rosebrough to serve as a director of the Company, effective on the Effective Date. Mr. Rosebrough, 53, has served as President and Chief Executive Officer of Coastal Hydraulics, Inc., a provider of hydraulic and pneumatic systems, equipment and services used in industrial, marine and mobile equipment applications, since early 2005. From 2000 to December 2002, he was President and Chief Executive Officer of Vasocor, Inc., a development company focused on developing a non-invasive medical device to enable early detection of atherosclerosis. Prior to that, he served as President and Chief Executive Officer of the Hill-Rom Company, a wholly owned subsidiary of Hillenbrand Industries, Inc., a worldwide manufacturer and provider of medical technologies and related services for the healthcare industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and workflow information technology solutions.

In connection with Mr. Rosebrough’s appointment as President and Chief Executive Officer, the Company and Mr. Rosebrough entered into an employment agreement that will become effective on the Effective Date (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Rosebrough will receive a base salary of $750,000 per year and is eligible to participate in the Company’s Senior Executive Management Incentive Compensation Plan with a guideline rate of 100%, and a maximum award not to exceed 175%, of his base salary for the Company’s 2008 fiscal year. Mr. Rosebrough will also receive a sign-on bonus consisting of a cash payment of $200,000 payable on the Effective Date, a grant of 100,000 stock options (the “Sign-On Options”) and a grant of 33,000 restricted stock units (the “Sign-On RSUs”).

For the Company’s 2008 fiscal year, Mr. Rosebrough will also receive a grant of 35,000 stock options (the “Annual Options” and together with the Sign-On Options, the “Options”) and 12,000 restricted stock units (the “Annual RSUs” and together with the Sign-On RSUs, the “RSUs”). The Options and RSUs are subject to and granted pursuant to the terms of the Company’s 2006 Long Term Equity Incentive Plan (the “2006 Equity Plan”) and the applicable award agreements. The Options and RSUs will be granted on October 15, 2007, the tenth trading day after the Effective Date. The exercise price of the Options will be the closing price of the Company’s common shares on the date of grant.

The Options will vest over four years, with one-fourth vesting on each anniversary of the Effective Date. The Sign-On RSUs vest over three years, with one-third vesting on each anniversary of the Effective Date. The Annual RSUs vest on October 1, 2010. Vesting of the Options and RSUs may be accelerated in certain circumstances, and unvested grants generally would terminate upon termination of employment.

Mr. Rosebrough will also be eligible to participate in the Company’s benefits and perquisite programs, including, but not limited to, the 2006 Equity Plan, the STERIS 401(k) and deferred compensation plans, medical and dental programs, short-term and long-term disability benefits, life insurance, business travel accident coverage, four weeks of paid vacation per year, a car allowance equal to $1,250 per month, an annual allowance for financial planning and tax preparation up to $5,500 per year, executive physical program, club dues and related initiation fees and reimbursement for moving expenses.

The initial term of the Employment Agreement is for three years with annual renewals thereafter, subject to thirty-day notice from the Company of nonrenewal. The term of the agreement will end upon the termination of Mr. Rosebrough’s employment with the Company for any reason.

If Mr. Rosebrough’s employment with the Company is terminated during the term of the Employment Agreement by the Company without “Cause” or by Mr. Rosebrough for “Good Reason” (as those terms are defined in the Employment Agreement) and if he is not then entitled to greater benefits under the Change of Control Agreement described below, Mr. Rosebrough will be entitled to receive, subject to the conditions of the Employment Agreement, (a) as severance payments, his then-current salary, car allowance and financial planning/tax preparation allowance for twenty-four months, (b) a pro-rated bonus to the extent earned, and (c) continuation of medical and dental benefits for eighteen months.

Receipt of severance payments and other severance benefits described above are contingent upon Mr. Rosebrough’s execution of a release and waiver of all claims against the Company. Mr. Rosebrough’s right to severance and the other agreement benefits described above automatically terminates upon any material breach by him of the Employment Agreement or upon the Company’s termination of his employment for Cause or upon his termination without Good Reason.

Mr. Rosebrough also entered into a Change of Control Agreement (the “Change of Control Agreement”) with the Company. The Change of Control Agreement provides that if, at any time within two years after the occurrence of a change of control (as defined), Mr. Rosebrough’s employment is terminated by the Company (except for cause, disability, or death) or he terminates employment because his base salary or bonus opportunity, participation or amount is reduced or relocation is made a condition of his employment, the Company will pay him a lump sum severance benefit equal to three years’ compensation (base salary and average annual incentive compensation (as defined)). Any termination of employment occurring within one year prior to a change of control and in contemplation of the change of control is deemed to be a termination of employment immediately after the change of control becomes irrevocable, and Mr. Rosebrough is entitled to payments and benefits under his agreement as if his employment had continued through the date the change of control became irrevocable and had then been terminated. The Change of Control Agreement also provides a three-month period, commencing on the first anniversary of the change of control, during which Mr. Rosebrough may voluntarily resign and receive a lump sum severance benefit equal to two years’ compensation (base salary and average annual incentive compensation) if, at any time before his resignation, he determines in good faith that (a) his position, responsibilities, duties or status with the Company are materially changed from those in effect before the change of control, (b) his reporting relationships with superior executive officers have been materially changed from those in effect before the change of control, or (c) his career prospects have been in any way diminished as a result of the change of control.

If Mr. Rosebrough is entitled to a lump sum severance benefit under the Change of Control Agreement, he also will be (a) paid (i) accrued base salary and vacation pay through the date of termination, and (ii) payments under the Senior Executive Management Incentive Compensation Plan (or other applicable incentive compensation plan) for the last completed fiscal year, if not already paid, and for the pro rata portion of the current fiscal year, and (b) entitled to coverage under the Company’s health, dental and life insurance programs through (1) the third anniversary (or the second anniversary, depending upon whether the lump sum payment is equal to three or two years’ of compensation) of the termination date, or if earlier (2) the date Mr. Rosebrough secures other employment. Mr. Rosebrough will pay the full cost of health and dental coverage and will pay the same portion of the cost for life insurance coverage as he had paid prior to his termination of employment.

In addition, if after a change of control and prior to his termination of employment Mr. Rosebrough is unable to perform services for the Company for any period by reason of disability, the Company will pay and provide him all compensation and benefits to which he would have been entitled had he continued to be actively employed by the Company, through the earliest of the following dates: (a) the first date on which he is no longer so disabled to such an extent that he is unable to perform services for the Company, (b) the date on which he becomes eligible for payment of long-term disability benefits under a long-term disability plan generally applicable to the Company’s executives, (c) the date on which the Company has paid and provided 24 months of compensation and benefits during his disability, or (d) the date of his death.

The Change of Control agreement also provides that if any payment or distribution made to Mr. Rosebrough pursuant to the Change of Control Agreement or under any other plan, agreement or arrangement, including, without limitation, any income recognized upon a stock option exercise, exceeds the limit specified in Section 280G of the Internal Revenue Code and gives rise to excise tax liability on his part, a tax gross-up will be provided to Mr. Rosebrough so that he will receive the same after-tax payment as would have been the case in respect of the payment if Section 280G did not apply.

The Company previously announced that Les C. Vinney, the Company’s current President and Chief Executive Officer, would resign as President and Chief Executive Officer no later than October 1, 2007. Mr. Vinney’s resignation as President and Chief Executive Officer will be effective on October 1, 2007.

A copy of the press release announcing Mr. Rosebrough’s appointment is filed with this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release issued by STERIS Corporation on September 10, 2007 regarding the appointment of Walter M. Rosebrough, Jr. as President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERIS CORPORATION

By	/s/ Mark D. McGinley
Mark D. McGinley
Senior Vice President, General Counsel, and Secretary

Date: September 10, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by STERIS Corporation on September 10, 2007 regarding the appointment of Walter M. Rosebrough, Jr. as President and Chief Executive Officer